UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
        SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-50717



                          GEORGIAN BANCORPORATION, INC.
--------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)

        3270 Florence Road, Powder Springs, Georgia 30127 (770) 943-1400
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $01 par value
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule  12g-4(a)(1)(i)   [x]          Rule  12h-3(b)(1)(i)    [x]
               Rule  12g-4(a)(1)(ii)  [ ]          Rule  12h-3(b)(1)(ii)   [ ]
               Rule  12g-4(a)(2)(i)   [ ]          Rule  12h-3(b)(2)(i)    [ ]
               Rule  12g-4(a)(2)(ii)  [ ]          Rule  12h-3(b)(2)(ii)   [ ]
                                                   Rule  15d-6             [ ]


     Approximate number of holders of record as of the certification or notice date: 269

     Pursuant to the requirements of the Securities Exchange Act of 1934, Georgian Bancorporation, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December  21,  2004               By:  /s/  Philip  Ekern
                                              ----------------------------------
                                              Philip  Ekern
                                              Georgian  Bancorporation,  Inc.